Exhibit 4.3

GNIP, INC.

2008 INCENTIVE PLAN

(as amended)

1.	DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.	PURPOSE

The Plan has been established to advance the interests of Gnip, Inc. (the “Company”) by providing for the grant to Participants of Stock-based and other incentive Awards.

3.	ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4.	LIMITS ON AWARDS UNDER THE PLAN

(a) Number of Shares. A maximum of 2,872,049 shares of Stock may be delivered in satisfaction of Awards under the Plan.

(b) Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.

5.	ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those key Employees and directors of, and consultants and advisors to, the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates. Eligibility for ISOs is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.

6.	RULES APPLICABLE TO AWARDS

(a)	ALL AWARDS

(1) Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein.

(2) Transferability. Neither ISOs, nor, except as the Administrator otherwise expressly provides, other Awards may be transferred other than by will or by the laws of descent and distribution, and during a Participant’s lifetime ISOs (and, except as the Administrator otherwise expressly provides, other non-transferable Awards requiring exercise) may be exercised only by the Participant.

(3) Vesting, Etc. The Administrator may determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Notwithstanding the foregoing, except in the case of an option granted to officers, directors, managers or consultants of the Company, (which options may become exercisable at whatever rate is determined by the Board), vesting shall take place at the rate of at least 20% per year over not more than five years from the date the award is granted, subject to reasonable conditions such as continued employment; provided, however, that options may be subject to such reasonable forfeiture conditions as the Board may choose to impose and which are not inconsistent with Section 260.140.41 of the California Code of Regulations.

Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, immediately upon the cessation of the Participant’s Employment an Award requiring exercise will cease to be exercisable and will terminate, and all other Awards to the extent not already vested will be forfeited, except that:

(A) subject to (B) and (C) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferee, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(3), and will thereupon terminate;

(B) all Stock Options and SARs held by a Participant or the Participant’s permitted transferee, if any, immediately prior to the Participant’s death, to the extent then exercisable, will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the Participant’s death or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(3), and will thereupon terminate; and

(C) all Stock Options and SARs held by a Participant or the Participant’s permitted transferee, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation if the Administrator in its sole discretion determines that such cessation of Employment has resulted for reasons which cast such discredit on the Participant as to justify immediate termination of the Award.

Notwithstanding anything in the foregoing to the contrary, in the case of a Participant residing in California, unless such Participant’s employment is terminated for cause (as defined in any contract of employment between the Company and such Participant, or if none, in the instrument evidencing the grant of such Participant’s option), in the event of termination of employment of such Participant, he or she shall have the right to exercise an option, to the extent that he or she was otherwise entitled to exercise such option on the date employment terminated, as follows: (i) at least six months from the date of termination, if termination was caused by such Participant’s death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) and (ii) at least 30 days from the date of termination, if termination was caused other than by such Participant’s death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code).

(4) Limitation on Repurchase Rights. If an option gives the Company the right to repurchase shares of Common Stock issued pursuant to the Plan upon termination of employment of such Participant, the terms of such repurchase right must comply with Section 260.140.41(k) of the California Code of Regulations.

(5) Taxes. The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the minimum withholding required by law).

(6) Dividend Equivalents, Etc. The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award.

(7) Rights Limited. Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of the Company or Affiliate to the Participant.

(b)	AWARDS REQUIRING EXERCISE

(1) Time And Manner Of Exercise. Unless the Administrator expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award. If the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

(2) Exercise Price. The Administrator will determine the exercise price, if any, of each Award requiring exercise. Unless the Administrator determines otherwise, and in all events in the case of a Stock Option intended to qualify as an ISO, the exercise price of an Award requiring exercise will not be less than the fair market value of the Stock (or 110% in the case of a 10% Holder) subject to the Award, determined as of the date of grant. In no event shall an exercise price be less than 85% (or 110% in the case of 10% Holders) of the fair market value of the underlying security at the time of a grant. A “10% Holder” is an individual owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporations.

(3) Payment Of Exercise Price. Where the exercise of an Award is to be accompanied by payment, the Administrator may determine the required or permitted forms of payment, subject to the following: (a) all payments will be by cash or check acceptable to the Administrator, or, if so permitted by the Administrator, (i) through the delivery of shares of Stock that have been outstanding for at least six months (unless the Administrator approves a shorter period) and that have a fair market value equal to the exercise price, (ii) by delivery to the Company of a promissory note of the person exercising the Award, payable on such terms as are specified by the Administrator, (iii) at such time, if any, as the Stock is publicly traded, through a broker-assisted exercise program acceptable to the Administrator, or (iv) by any combination of the foregoing permissible forms of payment; and (b) where shares of Stock issued under an Award are part of an original issue of shares, the Award will require that at least so much of the exercise price as equals the par value of such shares be paid other than by delivery of a promissory note or its equivalent. The delivery of shares in payment of the exercise price under clause (a)(i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(4) ISOs. No ISO may be granted under the Plan after February 28, 2018, but ISOs previously granted may extend beyond that date.

(c)	AWARDS NOT REQUIRING EXERCISE

Awards of Restricted Stock and Unrestricted Stock may be made in exchange for past services or other lawful consideration.

7.	EFFECT OF CERTAIN TRANSACTIONS

(a)	MERGERS, ETC.

Except as otherwise provided in an Award, in the event of a Change of Control in which there is an acquiring or surviving entity, the Administrator may provide for the assumption of some or all outstanding Awards, or for the grant of new awards in substitution therefor, by the acquiror or survivor or an affiliate of the acquiror or survivor, in each case on such terms and subject to such conditions as the Administrator determines; provided, however, effective upon a Change of Control, vesting shall be automatically accelerated by six (6) months. In the absence of such an assumption or if there is no substitution, except as otherwise provided in the Award each Stock Option, SAR and other Award requiring exercise will become fully exercisable, and the delivery of shares of Stock issuable under each outstanding Award of Deferred Stock will be accelerated and such shares will be issued, prior to the Change of Control, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the issuance of the shares, as the case may be, to participate as a stockholder in the Change of Control, and the Award will terminate upon consummation of the Change of Control. In the case of Restricted Stock, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Change of Control be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(b)	CHANGES IN AND DISTRIBUTIONS WITH RESPECT TO THE STOCK

(1) Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure, the Administrator will make appropriate adjustments to the maximum number of shares that may be delivered under the Plan under Section 4(a), and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments. To the extent consistent with qualification of ISOs under Section 422 of the Code, the Administrator may also make adjustments of the type described in paragraph (1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder.

(3) Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.	LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9.	AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time of the Award.

10.	OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to Award a person bonuses or other compensation in addition to Awards under the Plan.

11.	STOCKHOLDER APPROVAL

This Plan shall be approved by the holders of a majority of the outstanding securities of the Company within 12 months after the date of the Plan’s adoption.

12.	INFORMATION RIGHTS OF PARTICIPANTS

The Company shall provide to each Participant who acquires Common Stock pursuant to the Plan, not less frequently than annually, copies of annual financial statements (which need not be audited). The Company shall not be required to provide such statements to key employees whose duties in connection with the Company assure their access to equivalent information.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”: The Board or, if one or more has been appointed, the Committee. The Administrator may delegate ministerial tasks to such persons as it deems appropriate.

“Affiliate”: Any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding Stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% of the outstanding capital stock (determined by aggregate voting rights) or other voting interests.

“Award”: Any or a combination of the following:

(i) Stock Options.

(ii) SARs.

(iii) Restricted Stock (including Restricted Stock issuable upon exercise of a Stock Option).

(iv) Unrestricted Stock.

(v) Deferred Stock.

(vi) Securities (other than Stock Options) that are convertible into or exchangeable for Stock on such terms and conditions as the Administrator determines.

(vii) Performance Awards.

(viii) Grants of cash, or loans, made in connection with other Awards in order to help defray in whole or in part the cost (including tax cost) of the Award to the Participant.

“Board”: The Board of Directors of the Company.

“Change of Control”: (i) a consolidation, merger or other reorganization of the Company with or into any other entity or entities (excluding equity financing) in which the holders of the Company’s outstanding shares immediately before such consolidation, merger or other reorganization do not, immediately after such consolidation, merger or other reorganization retain stock representing a majority of the voting power of the surviving entity of such consolidation, merger or reorganization as a result of their shareholders in the Company immediately prior to the consolidation, merger or other reorganization; or (ii) a sale of all or substantially all of the assets of the Company and its subsidiaries, on a consolidated basis

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Committee”: One or more committees of the Board.

“Company”: Gnip, Inc., a Delaware corporation.

“Deferred Stock”: An unfunded and unsecured promise to deliver Stock or other securities in the future on specified terms.

“Employee”: Any person who is employed by the Company or an Affiliate.

“Employment”: A Participant’s employment or other service relationship with the Company and its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to the Company or its Affiliates. If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates.

“Fair Market Value” shall be determined in a manner not inconsistent with Section 260.140.50 of the California Code of Regulations.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422 of the Code. Each option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive option unless, as of the date of grant, it is expressly designated as an ISO.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: An Award subject to Performance Criteria.

“Performance Criteria”: Specified criteria the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award.

“Plan”: The Gnip, Inc. 2008 Incentive Plan as from time to time amended and in effect.

“Restricted Stock”: An Award of Stock for so long as the Stock remains subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“SARs”: Rights entitling the holder upon exercise to receive cash or Stock, as the Administrator determines, equal to a function (determined by the Administrator using such factors as it deems appropriate) of the amount by which the Stock has appreciated in value since the date of the Award.

“Stock”: Common Stock of the Company, par value $0.0001 per share.

“Stock Options”: Options entitling the recipient to acquire shares of Stock upon payment of the exercise price.

“Unrestricted Stock”: An Award of Stock not subject to any restrictions under the Plan.